EXHIBIT (a)(xxv)

SCUDDER VALUE SERIES, INC.

ARTICLES OF AMENDMENT

(CHANGING NAME OF CORPORATION PURSUANT TO SECTION 2-605(A)(1)

CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(A)(2))

Scudder Value Series, Inc. a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article FIRST of the Charter of the Corporation is hereby amended to read as follows:

“FIRST: The name of the corporation is DWS Value Series, Inc. (the “Corporation”).”

SECOND: The Charter of the Corporation is hereby amended to provide that the series currently designated as the “Scudder Large Cap Value Fund,” which consists of one billion two hundred million (1,200,000,000) shares of authorized capital stock of the Corporation, is hereby redesignated as the “DWS Large Cap Value Fund”; the series currently designated as the “Scudder-Dreman High Return Equity Fund,” which consists of one billion seven hundred fifty million (1,750,000,000) shares of authorized capital stock of the Corporation, is hereby redesignated as the “DWS Dreman High Return Equity Fund”; the series currently designated as the “Scudder-Dreman Small Cap Value Fund,” which consists of one billion one hundred fifty million (1,150,000,000) shares of authorized capital stock of the Corporation, is hereby redesignated as the “DWS Dreman Small Cap Value Fund”; the series currently designated as the “Scudder-Dreman Concentrated Value Fund,” which consists of three hundred million (300,000,000) shares of authorized capital stock of the Corporation, is hereby redesignated as the “DWS Dreman Concentrated Value Fund”; and the series currently designated as the “Scudder-Dreman Mid Cap Value Fund,” which consists of three hundred seventy five million (375,000,000) shares of authorized capital stock of the Corporation, is hereby redesignated as the “DWS Mid Cap Value Fund.”

THIRD: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article SECOND above are not changed by these Articles of Amendment.

FOURTH: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on November 16, 2005 adopted resolutions amending the Charter of the Corporation as described above. The amendments are limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH: These Articles of Amendment shall become effective on February 6, 2006.

IN WITNESS WHEREOF, Scudder Value Series, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 26 day of January, 2006; and its Vice President acknowledges that these Articles of Amendment are the act of Scudder Value Series, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	SCUDDER VALUE SERIES, INC.

/s/ John Millette	/s/ Philip J. Collora
-------------------------------	-------------------------------
John Millette	Philip J. Collora
Secretary	Vice President